EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

UAW Members Ratify Early Labor Agreement For Coshocton Works

WEST CHESTER, OH, March 20, 2013 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 3462, have ratified a new three-year labor agreement covering about 330 hourly production and maintenance employees at the company's Coshocton (OH) Works. AK Steel said that UAW officials notified the company that the new contract was ratified in voting held on March 20, 2013 in Coshocton.
“We are pleased to have reached a new labor agreement at our Coshocton Works ahead of the expiration date,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The agreement continues to serve the interests of both the company and Local 3462 members in our increasingly competitive industry.”
The new agreement takes effect on March 31, 2013 and expires on March 31, 2016.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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